                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                Delaying Amendment
                          To S-4 Registration Statement
                                File No. 333-64098
                                   ----------

                        SENIOR CARE INDUSTRIES, INC.
                        ----------------------------
      (Exact name of small business issuer as specified in its charter)

                                     Nevada
                                    --------
        (State or other jurisdiction of incorporation or organization)

                                      6500
                                      ----
                  (Primary Standard Industrial Code Number)

                                    68-0221599
                                    ----------
                   (I.R.S. Employer Identification Number)

                              410 Broadway, 2nd Floor
                        Laguna Beach, California    92651
                                   (949) 376-3125
                        ---------------------------------
    (Address including Zip code and telephone number, including area code, of
                    Registrant's principal executive offices)

                         Resident Agents of Nevada, Inc.
                          711 S. Carson Street, Suite 4
                              Carson City, NV 89701
                        --------------------------------
     (Name, Address, including Zip code and Telephone Number, including area code of of Agent for Service)

            Approximate date of commencement of proposed sale of the
                    securities to the public: August 31, 2001

If the securities being registered on this Form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the filing box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

REG. 473: DELAYING AMENDMENT TO S-4 REGISTRATION STATEMENT

The registrant hereby amends the S-4 Registration Statement filed by Senior Care Industries, Inc. on June 28, 2001 as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The following document is incorporated herein by reference as though fully set forth:

1. S-4 Registration Statement, File Number 333-64098, filed by Senior Care Industries, Inc. to provide for the registration of stock issued to shareholders of Senior Care Industries, Inc. pursuant to a tender offer made to those shareholders on May 5, 2001 which was amended on June 28, 2001.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this Delaying Amendment to that certain S-4 Registration Statement and has duly caused this Delaying Amendment to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Laguna Beach, State of California, on July 9, 2001.

     Senior Care Industries,  Inc.

     /s/ Mervyn A. Phelan, Sr.
     -------------------------------
     Chief Executive Officer, Chairman
     Of the Board of Directors & Director

     Senior Care Industries, Inc.

     /s/ Bob Coberly
     ------------------------------
     Chief Financial Officer & Director

     /s/ John W. Cruickshank
     ------------------------------
     Secretary & Director

     /s/ Scott Brake
     ------------------------------
     Vice President & Director